PICO HOLDINGS, INC.
AMENDED AND RESTATED SEVERANCE AGREEMENT

This Amended and Restated Severance Agreement (the “Agreement”) is made and entered into by and between John T. Perri (“Executive”) and PICO Holdings, Inc. (the “Company”), effective as of March 11, 2016 (the “Effective Date”).

R E C I T A L S

A.    Although the Company anticipates the continuation of a mutually rewarding employment relationship with Executive, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its shareholders to provide Executive with certain assurances in the event of the occurrence of an involuntary termination of Executive’s employment with the Company.

B.    The Committee anticipates that such assurances will provide Executive with an incentive to continue employment and to motivate Executive to maximize the value of the Company for the benefit of its shareholders.

C.    The Company and Executive acknowledge and agree that this Agreement amends and supersedes the Severance Agreement that was made and entered into by and between the Company and Executive, effective as of August 6, 2012 (the “Prior Agreement”), which shall be of no further force and effect.

D.    Certain capitalized terms used in the Agreement are defined in Section 6 below.

NOW THEREFORE, the parties hereto agree as follows:

1.Term of Agreement. This Agreement shall have a term commencing on the Effective Date and continuing for five (5) years following the Effective Date (the “Term”).

2.Involuntary Termination. In the event of Executive’s Involuntary Termination before expiration of the Term, the Company shall pay to Executive on the date of such termination of employment (the “Termination Date”), to the extent not previously paid, Executive’s base salary then in effect through the Termination Date and Executive’s accrued but unused vacation and other paid time off. In addition, provided that Executive executes and delivers to the Company in connection with such termination of employment a Release of Claims (as defined in Section 12(a) of this Agreement) and the period for revocation, if any, of the Release of Claims has lapsed on or before the sixtieth (60th) day following the Termination Date without the Release of Claims having been revoked, the Company shall provide Executive with the following, subject to Section 11 of this Agreement:

(a)Base Salary. Executive shall receive an amount (less applicable tax withholdings) equal to Executive’s base salary as in effect on the Termination Date (without giving effect to any reduction in base salary amounting to Good Reason) for the then-remaining portion of the Term; provided, however, that in no event shall the amount of such payment exceed twenty-four (24) months of Executive’s base salary as in effect on the Termination Date. Any such amount shall be paid in a lump sum in cash on the sixtieth (60th) day following the Termination Date.

(b)Bonus. Executive shall receive an amount, if any, under Section 8 of the PICO Holdings, Inc. Executive Bonus Plan (the “Bonus Plan”), as determined in accordance with such Section. Any such amount (less applicable tax withholdings) shall be paid in a lump sum in cash no later than March 15 of the calendar year following the calendar year in which such amount was no longer subject to a “substantial risk of forfeiture” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)Equity Award Acceleration. All equity awards granted by the Company to Executive that are outstanding and unvested as of the Termination Date shall become fully and immediately vested, effective as of the Termination Date.

(d)Continued Healthcare. If Executive and Executive’s eligible dependents then participating in the Company’s group health insurance plans elect to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the premium for Executive and Executive’s covered dependents on a monthly basis through the earlier of (i) the one (1) year anniversary of the Termination Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) (the “COBRA Payment Period”). After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA.

Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying the COBRA premiums, the Company will pay Executive, for each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for such month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”). Executive may, but is not obligated to, use any such Special Severance Payment toward the cost of COBRA premiums. Special Severance Payments (if any) will be made to Executive on a monthly basis as follows: (i) if the Company does not pay the COBRA premiums for any month during the sixty (60)-day period following the Termination Date, a Special Severance Payment will be made to Executive on the sixtieth (60th) day following the Termination Date and will be equal to the aggregate amount of the COBRA premiums for such months; and (ii) following such sixty (60)-day period, if the Company does not pay the COBRA premiums for any remaining month during the COBRA Payment Period, a Special Severance Payment will be made to Executive on the first day of such month and will be equal to the COBRA premiums for such month.

3.Exclusivity. The provisions of Section 2 of this Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled in the event of Executive’s Involuntary Termination. In such circumstances, Executive shall be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in Section 2 above. Notwithstanding the foregoing, to the extent not previously paid, Executive shall be entitled to receive any bonus payable to Executive under Section 7 of the Bonus Plan with respect to the Plan Year (as defined in the Bonus Plan) that ended immediately prior to the Plan Year in which Executive’s Involuntary Termination occurs (which bonus, if any, shall be paid in accordance with Section 7 of the Bonus Plan).

4.At-Will Employment. Executive acknowledges and agrees that nothing in this Agreement shall be construed to imply that Executive’s employment with the Company is guaranteed for any period of time. Unless stated in a written agreement signed by an officer of the Company authorized by the Committee and Executive, Executive’s employment with the Company is at-will and either the Company or Executive may terminate the employment relationship at any time with or without cause and with or without notice.

5.Golden Parachute Payments. In the event that the severance payments and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then Executive’s severance payments and benefits under this Agreement shall be payable either

(a)in full, or

(b)as to such lesser amount which would result in no portion of such severance payments or benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance payments and benefits under this Agreement, notwithstanding that all or some portion of such severance payments or benefits may be taxable under Section 4999 of the Code. Any reduction in the severance payments and benefits required by this Section 5 will be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. If two or more equity awards are granted on the same date, the accelerated vesting of each award will be reduced on a pro-rata basis.

The professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in severance payments and benefits that would otherwise be subject to the Excise Tax will perform the foregoing calculations. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section 5. The Company will bear all expenses with respect to the determinations by such firm required to be made by this Section 5. The Company and Executive shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and Executive as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and Executive.

6.Definition of Terms. Capitalized terms not otherwise defined by this Agreement shall have the following meanings:

(a)“Cause” means the occurrence of any of the following:

(i)Executive’s willful and continued failure to materially perform the duties and responsibilities of his position after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed his duties and provides Executive with thirty (30) days to take corrective action;

(ii)any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of Executive;

(iii)Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

(iv)a breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company’s reputation or business;

(v)Executive being found liable in any United States Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability); or

(vi)Executive (i) obstructing or impeding, (ii) endeavoring to influence, obstruct or impede, or (iii) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”.

(b)“Disability” means Executive’s absence, as a result of incapacity due to physical or mental illness, from Executive’s duties with the Company on a full-time basis for 90 or more consecutive days or a total of 180 or more days in any twelve-month period.

(c)“Involuntary Termination” means the occurrence of either (i) termination by the Company of Executive’s employment with the Company for any reason other than Cause or (ii) Executive’s Resignation for Good Reason; provided, however, that Involuntary Termination shall not include any termination of Executive’s employment which is (x) for Cause, (y) a result of Executive’s death or Disability, or (z) a result of Executive’s voluntary termination of employment which is not a Resignation for Good Reason.

(d)“Resignation for Good Reason” means the voluntary resignation by Executive from employment with the Company within a period of 180 days after the initial occurrence, without Executive’s express written consent, of any of the following conditions (each, a “Good Reason”) which remains in effect for thirty (30) days after Executive’s delivery of written notice of the occurrence of such condition(s) to the Board within sixty (60) days following Executive’s knowledge of the initial occurrence of such condition(s): (i) a material diminution in Executive’s authority, duties or responsibilities; (ii) a material reduction in Executive’s base salary as of the Effective Date, by more than ten percent (10%); (iii) a material reduction in the health and welfare insurance, retirement or other benefits available to Executive as of the Effective Date (except for reductions in such benefits applicable to senior executive employees of the Company generally); (iv) the requirement that Executive regularly work from a facility or a location more than fifty (50) miles from La Jolla, California (excluding reasonable business travel required as part of Executive’s job duties); (v) the failure of the Company or any Successor to honor any material term of this Agreement; or (vi) a material reduction in Executive’s bonus compensation caused by a material change to the business plan described in the Company’s November 17, 2015 press release, whereby the Company no longer intends to return capital to its shareholders as assets are monetized.

7.Successors.

(a)Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets (a “Successor”) shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any Successor which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.Notice.

(a)General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.

(b)Notice of Termination. Any termination by the Company for Cause or by Executive pursuant to a Resignation for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date, consistent with the requirements of this Agreement. The failure by Executive to include in the notice any fact or circumstance that contributes to a showing of the existence of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.

9.Confidentiality; Non-Solicitation.

(a)Confidentiality. Executive hereby agrees to hold in strict confidence and not to disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Upon termination of Executive’s employment with the Company, all Confidential Information in Executive’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by Executive or furnished to any third party, in any form except as provided herein; provided, however, that Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (iii) is lawfully disclosed to Executive by a third party. For purposes of this Agreement, the term “Confidential Information” shall mean information disclosed to Executive or known by Executive as a consequence of or through his or her relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company and its affiliates. In addition, Executive shall continue to be subject to the Proprietary Information and Invention Assignment Agreement entered into between Executive and the Company (the “Proprietary Information Agreement”).

(b)Non-Solicitation; Non-Disparagement. In addition to each of Executive’s obligations under the Proprietary Information Agreement, Executive shall not for a period of two (2) years following Executive’s termination of employment with the Company for any reason, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 9(b). Executive also agrees not to harass or disparage the Company or its employees, clients, directors or agents.

(c)Survival of Provisions. The provisions of this Section 9 shall survive the termination or expiration of Executive’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

10.Dispute Resolution.

(a)To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single neutral arbitrator, in San Diego County, California, conducted by the American Arbitration Association (“AAA”) under its rules for arbitration of employment disputes. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Each party shall bear its own respective attorney fees and all other costs, unless provided by law and awarded by the arbitrator; provided, however, that the Company shall pay all AAA arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

(b)Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation Committee. This Agreement, does, however, preclude Executive from pursuing court action regarding any such claim.

(c)Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

11.Compliance with Section 409A of the Code. The parties intend that this Agreement (and all payments and other benefits provided under this Agreement) be exempt from the requirements of Section 409A of the Code and the regulations and rulings issued thereunder (collectively, “Section 409A”), to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to such payments or benefits, the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(a)No amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until Executive has incurred a “separation from service” within the meaning of Section 409A. Furthermore, to the extent that Executive is a “specified employee” within the meaning of Section 409A (determined using the identification methodology selected by the Company from time to time, or if none, the default methodology) as of the date of Executive’s separation from service, the Company shall, within ten (10) business days after the date of Executive’s separation from service, notify Executive that the Company is applying this Section 11(a) to the payment otherwise due to be paid to Executive and shall acknowledge in writing its obligation to accumulate and hold such amount in trust until paid in accordance with this Section 11(a) and no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date which is the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service (the “Delayed Payment Date”). All such amounts that would, but for this Section 11(a), become payable prior to the Delayed Payment Date will be accumulated, held in trust for the benefit of Executive (subject only to the claims of the general creditors of the Company), and paid on the Delayed Payment Date. If a tax liability is created, the Company will withhold and pay any tax owed and the net of tax amount will be held in trust.

(b)Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(c)With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation” within the meaning of Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive, and (iii) any such reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

(d)The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

12.Miscellaneous Provisions.

(a)Release of Claims. Executive shall provide the Company with a signed general release of all claims against the Company and its affiliates in a form reasonably acceptable to the Company (a “Release of Claims”). Executive shall not be entitled to the payments and benefits under Sections 2(a), 2(b), 2(c) and 2(d) unless such Release of Claims is signed and delivered and no longer subject to revocation (if applicable) within the time specified in the Release of Claims, but in no event later than the sixtieth (60th) day following the Termination Date.

(b)Unfunded Obligation. Any amounts payable to Executive pursuant to this Agreement are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and Executive, or otherwise create any vested or beneficial interest in Executive or Executive’s creditors in any assets of the Company.

(c)No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Agreement by seeking employment with a new employer or otherwise, nor shall any such payment or benefit be reduced by any compensation or benefits that Executive may receive from employment by another employer other than as provided in Section 2(d).

(d)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e)Whole Agreement. This Agreement and the Proprietary Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same, including, but not limited to, the Prior Agreement.

(f)Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(g)Choice of Law; Venue. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without giving effect to any conflict of law principles. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties pursuant to this Agreement that is not subject to arbitration pursuant to Section 10, the parties hereby submit to and consent to the jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of the County of San Diego, California, or the federal courts of the United States for the Southern District of California, and no other courts.

(h)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(i)Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective. No right or interest of Executive under this Agreement shall be liable for, or subject to, any obligation or liability of Executive.

(j)Further Assurances. From time to time, at the Company’s request and without further consideration, Executive shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement and the Release of Claims, and to provide adequate assurance of Executive’s due performance thereunder.

(k)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(l)Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

PICO HOLDINGS, INC.

By: /s/ John R. Hart     Date: March 11, 2016
Title: Chief Executive Officer

EXECUTIVE

/s/ John T. Perri         Date: March 11, 2016